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                                                                      EXHIBIT 12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS/(LOSS) TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIOS)

                                                                          Three Months   Three Months
                                                                              Ended         Ended
                                                                             March 31      March 31
                                                                               2001          2000
                                                                          ------------   ------------

Earnings/(loss):
              Earnings (loss) before income taxes                             $ (222)       $  365

Add (deduct):
              Fixed charges from below                                           284           263
              Interest capitalized                                                (9)          (12)
                                                                              ------        ------

Earnings as adjusted                                                          $   53        $  616

Fixed charges:
              Interest expense                                                $  120        $  106
              Portion of rental expense representative of the
                interest factor                                                  164           157
                                                                              ------        ------

Total fixed charges                                                           $  284        $  263

Ratio of earnings to fixed charges                                              0.19          2.34

2001
Actual - USD
USD
Internal Orders
PDAL - Consolidated

                                     Qtr1

Income Before Income Tax       (221,961,551.57)